As filed with the Securities and Exchange Commission on March 11, 2011
Registration No. ________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Conspiracy Entertainment Holdings, Inc.
(Exact name of registrant as specified in its charter)

Utah	87-0386790
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

612 Santa Monica Boulevard, Santa Monica, CA 90401
(Address of principal executive offices) (Zip Code)

Compensation Agreement
  (Full title of the plans)

Sirus Ahmadi
Conspiracy Entertainment Holdings, Inc.
612 Santa Monica Boulevard
Santa Monica, CA 90401
(Name and Address of agent for service)

(310) 260-6150
(Telephone number, including area code, of agent for service)

With a copy to:

Marc Ross, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32 nd Floor
New York, NY 10006
Phone (212) 930-9700
Fax (212) 930-9725

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller Reporting Company ☑

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.001 par value	1,000,000(1)	$0.0372(2)	$37,200	$4.32

(1)	Represents shares of common stock issued pursuant to the Compensation Agreement between Conspiracy Entertainment Holdings, Inc. and Marc Ross and the shares underlying the Compensation Agreement.

(2)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended, using the last sale price reported on the OTC Bulletin Board on March 10, 2011.

EXPLANATORY NOTE

This Registration Statement is being filed by Conspiracy Entertainment Holdings, Inc. (the “Company”) in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”) in order to register 1,000,000 shares of the Company’s common stock, par value $.001 per share, the amount of shares issuable under the Compensation Agreement (the “Plan”, and the recipients, the “Consultants”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The Company will provide the Consultants with documents that contain information related to the Plan, and other information including, but not limited to, the disclosure required by Item 1 of Form S-8, which information is not required to be and are not being filed as a part of this Registration Statement on Form S-8 (the "Registration Statement") or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The foregoing information and the documents incorporated by reference in response to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

We will provide to the Consultants a written statement advising of the availability of documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) prospectus) and of documents required to be delivered pursuant to Rule 428(b) under the Securities Act without charge and upon written or oral request by contacting:

Sirus Ahmadi
Conspiracy Entertainment Holdings, Inc.
612 Santa Monica Boulevard
Santa Monica, CA 90401

PART II

INFORMATION NOT REQUIRED IN THE PROSPECUTS

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the documents listed below. In addition, all documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents:

•	Reference is made to our reporton Form10-Q filed with theSEC on May 15, 2009, which is hereby incorporated b reference.
•	Reference is made to our reporton Form10-Q filed with theSEC on May 15, 2009, which is hereby incorporated b reference.

• Reference is made to our report on Form10-K filed with the SEC on April 15, 2010, which is hereby incorporated by reference.

• Reference is made to our report on Form 10-Q filed with the SEC on May 22, 2010, which is hereby incorporated by reference.

• Reference is made to our report on Form 8-K filed with the SEC on July 6, 2010, which is hereby incorporated by reference.

• Reference is made to our report on Form 8-K filed with the SEC on July 21, 2010, which is hereby incorporated by reference.

• Reference is made to our report on Form 10-Q filed with the SEC on August 23, 2010, which is hereby incorporated by reference.

• Reference is made to our report on Form 8-K filed with the SEC on August 24, 2010, which is hereby incorporated by reference

• Reference is made to our report on Form 10-Q/A filed with the SEC on August 24, 2010, which is hereby incorporated by reference.

• Reference is made to our report on Form 8-K filed with the SEC on October 29, 2010, which is hereby incorporated by reference.

• Reference is made to our report on Form 10-Q filed with the SEC on November 22, 2010, which is hereby incorporated by reference.

• Reference is made to our report on Form 8-K filed with the SEC on November 24, 2010, which is hereby incorporated by reference.

• Reference is made to our report on Form 8-K filed with the SEC on November 24, 2010, which is hereby incorporated by reference.

• Reference is made to our report on Form 8-K filed with the SEC on December 21, 2010, which is hereby incorporated by reference.

• Reference is made to our report on Form 8-K filed with the SEC on February 9, 2011, which is hereby incorporated by reference.

• The description of our common stock in our Registration Statement on Form 10-SB, filed with the SEC on March 9, 2001, which is hereby incorporated by reference.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Sichenzia Ross Friedman Ference LLP will pass upon the validity of the common stock offered by the selling stockholders in this offering. Attorneys employed by this law are entitled to receive 1,000,000 shares of common stock issuable pursuant to the Compensation Agreement, which is being registered pursuant to this Registration Statement.

Item 6. Indemnification of Directors and Officers.

Our Bylaws require that we indemnify and hold harmless our officers and directors for any obligations arising out of any acts or conduct performed on our behalf. Specifically, our Bylaws provide that we shall and do hereby indemnify and hold harmless each person and his heirs and administrators who shall serve at any time hereafter as a director or officer from and against any and all claims, judgments and liabilities to which such persons shall become subject by reason of his having heretofore or hereafter been a director or officer, or by reason of any action alleged to have been heretofore or hereafter taken or omitted to have been taken by him as such director or officer, and shall reimburse each such person for all legal and other expenses reasonably incurred by him in connection with any such claim or liability; including power to defend such person from all suits as provided for under the provisions of the Utah Revised Business Corporation Act; provided, however, that no such person shall be indemnified against, or be reimbursed for, any expense incurred in connection with any claim or liability arising out of his own negligence or willful misconduct.

The indemnification provision of our Bylaws do not exclude any other right to which our officers or directors may lawfully be entitled and it does not restrict our right to indemnify or reimburse such persons in a proper case, even though not specifically provided for in the Bylaws. Further, our Bylaws provide that our directors, officers, employees and agents shall be fully protected in taking any action or making any payment or in refusing to do so in reliance on the advice of counsel. These indemnification rights are exclusive of any other rights to which those seeking indemnification may be entitled under any Bylaw, agreement, vote of stockholders, or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer or employee and shall inure to the benefit of the heirs, executors and administrators of such a person.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

None

Item 8. Exhibits.

Exhibit Number	Description
5.1	Opinion of Sichenzia Ross Friedman Ference LLP
10.1	Compensation Agreement
23.1	Consent of Chisholm, Bierwolf, Nilson & Morrill LLC
23.2	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1)
24.1	Powers of Attorney (included on signature page)
_____________

Item 9. Undertakings.

(1)	The undersigned Registrant hereby undertakes to:

(a) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to include any additional or changed material information on the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(b) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of the securities at the time to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2) The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

 Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, California, on March 11, 2011.

CONSPIRACY ENTERTAINMENT HOLDINGS, INC.

By:	/s/ Sirus Ahmadi
Sirus Ahmadi
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Keith Tanaka, his or her true and lawful attorney-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) and additions to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ Sirus Ahmadi	Chief Executive Officer, Secretary and Director	March 11, 2011
Sirus Ahmadi	(Principal Executive Officer)

/s/ Keith Tanaka	Chief Financial Officer and Director	March 11, 2011
Keith Tanaka	(Principal Financial Officer and Principal Accounting Officer)

EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion of Sichenzia Ross Friedman Ference LLP
10.1	Compensation Agreement
23.1	Consent of Consent of Chisholm, Bierwolf, Nilson & Morrill LLC
23.2	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1)
24.1	Powers of Attorney (included on signature page)
_____________